Exhibit 3.37

ARTICLES OF INCORPORATION

OF

MEDICAL PERSONNEL POOL OF LOUISVILLE, INC.

KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, being natural persons of the age of eighteen years or more, desiring to form a corporation for profit under the laws of the Commonwealth of Kentucky.

ARTICLE I

The corporation hereby proposed to be organized shall be named and known as Medical Personnel Pool of Louisville, Inc. by which it may contract and be contracted with, sue and be sued and do all things necessary to the conduct of its business in the furtherance of its expressed purpose.

ARTICLE II

The purpose and nature of the business which is to be transacted, promoted and carried on by this corporation shall be as all acts allowed by Chapter 271(l) of the Kentucky Revised Statutes.

ARTICLE III

The duration of this corporation shall be perpetual.

ARTICLE IV

The address, including street and number, of the registered office of this corporation is 1009C Dupont Circle, Louisville, Kentucky 40207.  The principal place of business of this corporation is 1009C Dupont Circle, Louisville, Kentucky 40207.  The name and address of its agent for service of process is John M. Mirgeaux, 1009C Dupont Circle, Louisville, Kentucky 40207.

ARTICLE V

The original issue of shares as authorized under these articles shall be without classification, restriction, limitation or distinction as to rights of the owners. In the event the corporation acts to authorize additional issues, beyond the original subscriptions of unissued stock authorized by Article V, the original subscriber and incorporator shall have the right to exercise their pre-emptive right to a proportionate share before this stock is offered to another subscriber or an outsider.

The total number of shares of stock authorized to be issued and the authorized class thereof shall be 100 shares at no par value.  This stock shall be designated as “1244 Stock” for taxation purposes, and the Board of Directors will adopt such plans as necessary to comply with Section 1244.

ARTICLE VI

The amount of capital with which the corporation will begin business shall be One Thousand ($1,000.00) Dollars.

The names and addresses of the incorporators and the number of shares subscribed by them are:

John M. Mirgeaux
1009C Dupont Circle
Louisville, Kentucky 40207	50 shares

Ann Martin Mirgeaux
1009C Dupont Circle
Louisville, Kentucky 40207	50 shares

ARTICLE VIII

The Board of Directors of this corporation shall be confirmed at the first meeting of the directors-shareholders to be held as soon as practicable after the issuance of the Certificate of

Incorporation. They being John M. Mirgeaux, 1009C Dupont Circle, Louisville, Kentucky 40207 and Ann Martin Mirgeaux, 1009C Dupont Circle, Louisville, Kentucky 40207.

ARTICLE IX

The general officers of this corporation shall be a president/treasurer and a vice-president/ secretary. They being President/Treasurer, John M. Mirgeaux; and Vice-President/Secretary, Ann Martin Mirgeaux.

ARTICLE X

The Board of Directors may from time to time by vote of a majority of its members, make, alter, amend or rescing any of the by-laws of this corporation, and each director shall have in such capacity a total voting power of one.

ARTICLE XI

These articles of incorporation or any part thereof may be amended, altered, changed or repealed by the affirmative vote of the holders of the majority of each class of shares entitled to vote thereon, or by a writing signed by all the holders of shares who would be entitled to notice of the meeting for such purpose.

ARTICLE XII

This corporation is to be designated as a Subchapter S Corporation. The Board of Directors in accordance with the provisions of the laws of the United States and requirements of the Department of Internal Revenue Service shall decide whether such an election shall be made.

IN WITNESS WHEREOF, we, the incorporators, have hereunto set our hands this 16 day of Aug, 1988.

/s/ John M. Mirgeaux
John M. Mirgeaux

/s/ Ann Martin Mirgeaux
Ann Martin Mirgeaux

CONSENT TO USE OF NAME

Medical Personnel Pool of Cincinnati, Inc. a corporation organized under the laws of the State of Ohio, hereby consents to the organization of Medical Personnel Pool Louisville, Inc. in the State of Kentucky.

IN WITNESS WHEREOF; the said Corporation has caused this consent to be executed by its president and attested under its corporate seal by its Assistant secretary, this 2nd day of July, 1988.

Medical Personnel Pool of Cincinnati, Inc.

By:	/s/ Harold A. Salo
Harold A. Salo, President

Attest:

/s/ Ellen P. Snyder
Asst. Secretary

(SEAL)

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

MEDICAL PERSONNEL POOL OF LOUISVILLE, INC.

1.             The current name of the corporation is Medical Personnel Pool of Louisville, Inc. (the “Corporation”).

2.             The amendment to the Articles of Incorporation adopted by the Board of Directors and approved by unanimous written consent of the sole shareholder are as follows:

Article I of the Articles of Incorporation are hereby amended such that, as amended, said Article I shall read in their entirety as follows:

ARTICLE I

The name of the Corporation shall be Community Alternatives Home Care, Inc.

3.             The Articles of Amendment were duly adopted by the Board of Directors and by the sole shareholder of the Corporation by unanimous written consent on January 31, 2007.

Executed this 12th of February, 2007 by the Assistant Secretary of the Corporation.

/s/ Mary D. Peters
Mary D. Peters